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                                                                    Exhibit 23.2

Independent Auditors' Consent

We consent to incorporation by reference in the Registration Statement on Form S-8 of The Wendt-Bristol Health Services Corporation Employee Incentive Stock Option Plan of our report dated April 20, 1998 relating to the consolidated balance sheets of The Wendt-Bristol Health Services Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ending December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of The Wendt-Bristol Health Services Corporation.



                                             HAUSSER + TAYLOR LLP

Columbus, Ohio
November 11, 1998                            /s/ Hausser + Taylor LLP
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